EXHIBIT 4.2

REPRO MED SYSTEMS, INC.

2015 STOCK OPTION PLAN

ARTICLE I

GENERAL

1.1.         Purpose

The purpose of the Repro Med Systems, Inc. 2015 Stock Option Plan (the “Plan”) is to provide for officers and other employees (including directors who are employees) of, and consultants to, Repro Med Systems, Inc. (the “Company”) an incentive (a) to enter into and remain in the service of the Company, (b) to enhance the long-term performance of the Company, and (c) to acquire a proprietary interest in the success of the Company.

1.2.         Administration

1.2.1.      Subject to Section 1.2.6, the Plan shall be administered by the Stock Option Committee (the “Committee”) of the board of directors of the Company (the “Board”), which shall consist of not less than two directors and to which the Board shall grant power to authorize the issuance of the Company’s capital stock pursuant to awards granted under the Plan.  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.  To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), no person may serve on the Committee if, during the year preceding such service, he was granted or awarded equity securities of the Company (including options on such securities) under the Plan or any other plan of the Company or any affiliate thereof, except that members of the Committee may be awarded options pursuant to the Company’s Non Employee Directors’ Option Plan.

1.2.2.      The Committee shall have the authority (a) to exercise all of the powers granted to it under the Plan,  (b) to construe, interpret and implement the Plan and any Plan Agreements executed pursuant to Section 2.1,  (c) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations,  (d) to make all determinations necessary or advisable in administering the Plan,  (e) to correct any defect, supply any omission and reconcile any in consistency in the Plan, and (f) to amend the Plan to reflect changes in applicable law and to enable all incentive stock options to qualify as intended in Section 1.6.2. Actions of the Committee shall be taken by the vote of a majority of its members.  Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

1.2.3.      The determination of the Committee on all matters relating to the Plan or any Plan Agreement shall be final, binding and conclusive.

1.2.4.      No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

1.2.5.      Notwithstanding anything to the contrary contained herein:   (a) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and (b) the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan.  In either of the foregoing events, the term “Committee” as used herein shall be deemed to mean the Board.

1.3.         Persons Eligible for Awards

Awards under the Plan may be made to such officers, directors, and executive, administrative, technical or professional employees of the Company, and to such consultants to the Company (collectively, “key persons”) as the Committee shall in its sole discretion select.

1.4.         Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) incentive stock options and (b) non-qualified stock options.  The term “award” means either of the foregoing.  No incentive stock option may be granted to a person who is not an employee of the Company on the date of grant.

1.5.         Shares Available for Awards

1.5.1.      The total number of shares of common stock of the Company, par value $.01 per share (“Common Stock”), with respect to which awards may be granted pursuant to the Plan shall not exceed 2,000,000 shares.  Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan.  The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

1.5.2.      If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance both in the aggregate and with respect to each outstanding award, and the purchase price per share under outstanding awards, shall be equitably adjusted by the Committee, whose determination shall be final, binding and conclusive.  After any adjustment made pursuant to this Section 1.5.2, the number of shares subject to each outstanding award shall be rounded to the nearest whole number.

1.5.3.      The following shares of Common Stock shall again become available for awards under the Plan:  any shares subject to an award under the Plan that remain unissued upon the cancellation or termination of such award for any reason whatsoever.  Except as provided in this Section 1.5 and in Section 2.2.5, there shall be no limit on the number or the value of the shares of Common Stock issuable to any individual under the Plan.

1.6.         Definitions of Certain Terms

1.6.1.      The “Fair Market Value” of a share of Common Stock on any day shall be determined as follows.

(a)           If the principal market for the Common Stock (the “Market”) is a national securities exchange or the NASDAQ National Market System (“NMS”), the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date;

(b)           If the Market is the NASDAQ Capital Market, the OTCQX operated by OTC Markets Group or another market, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or,

(c)           In the event that neither paragraph (a) nor (b) shall apply, the Fair Market Value of a share of Common Stock on any day shall be determined by the Committee.

1.6.2.      The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Internal Revenue Code of 1986 (the “Code”), as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Plan Agreement.  Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option.  Any option that is not an incentive stock option is referred to herein as a “non qualified stock option.”

1.6.3.      The term “employment” means, in the case of a grantee of an award under the Plan who is not an employee of the Company, the grantee’s association with the Company as a consultant or otherwise.

1.6.4.      A grantee shall be deemed to have a “termination of employment” upon ceasing to be employed by the Company and all of its subsidiaries or by a corporation assuming awards in a transaction to which section 425(a) of the Code applies.  The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan, (b) the impact, if any, of any such leave of absence on awards theretofore made under the Plan, and (c) when a change in a non-employee’s association with the Company constitutes a termination of employment for purposes of the Plan.  The Committee shall have the right to determine whether the termination of a grantee’s employment is a dismissal for cause and the date of termination in such case, which date the Committee may retroactively deem to be the date of the action that is cause for dismissal.  Such determinations of the Committee shall be final, binding and conclusive.

1.6.5.      The terms “parent corporation” and “subsidiary corporation” have the meanings given them in section 425(e) and (f) of the Code, respectively.

ARTICLE II

AWARDS UNDER THE PLAN

2.1.         Agreements Evidencing Awards

Each award granted under the Plan shall be evidenced by a written agreement (“Plan Agreement”) which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable.  By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Plan Agreement.

2.2.         Grant of Stock Options

2.2.1.      The Committee may grant incentive stock options and non qualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

2.2.2.      Each Plan Agreement with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby.  The option exercise price per share shall be determined by the Committee in its sole discretion; provided, however, that the option exercise price of an incentive stock option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.

2.2.3.      Each Plan Agreement with respect to an option right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part.  Such periods shall be determined by the Committee in its sole discretion; provided, however, that no incentive stock option shall be exercisable more than 10 years after the date of grant.

2.2.4.      The Committee may in its sole discretion include in any Plan Agreement with respect to an option (the “original option”) a provision that an additional option (the “additional option”) shall be granted to any grantee who, pursuant to Section 2.3.5(b), delivers shares of Common Stock in partial or full payment of the exercise price of the original option.  The additional option shall be for a number of shares of Common Stock equal to the number thus delivered, shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and shall have an expiration date no later than the expiration date of the original option.  In the event that a Plan Agreement provides for the grant of an additional option, such Agreement shall also provide that the exercise price of the original option be no less than the Fair Market Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to Section 2.3.5(b) in payment of such exercise price shall have been held for at least six months.

2.2.5.      To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are first exercisable by any employee during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as non qualified stock options.

2.2.6.      Notwithstanding the provisions of Sections 2.2.2 and 2.2.3, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code).

2.3.         Exercise of Options

2.3.1.      Subject to the provisions of this Article II, each option granted under the Plan shall be exercisable, as determined by the Committee at the time of grant of the option.

2.3.2.      Unless the applicable Plan Agreement otherwise provides, once an installment becomes exercisable, it shall remain exercisable until expiration, cancellation or termination of the award.

2.3.3.      Unless the applicable Plan Agreement otherwise provides, an option right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable.

2.3.4.      An option shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe.

2.3.5.      Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made:  (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) with the consent of the Committee, by delivery of shares of Common Stock acquired at least six months prior to the option exercise date and having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe.

2.3.6.      Promptly after receiving payment of the full option exercise price, the Company shall, subject to the provisions of Section 3.2, deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised.  If the method of payment employed upon option exercise so requires, and if applicable law permits, an Optionee may direct the Company to deliver the certificate(s) to the optionees stockbroker.

2.3.7.      No grantee of an option right (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until the issuance of at stock certificate to such person for such shares.  Except as otherwise provided in Section 1.5.2, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.4.         Termination of Employment: Death

2.4.1.      Except to the extent otherwise provided in Section 2.4.2 or 2.4.3 or in the applicable Plan Agreement, all options not theretofore exercised shall terminate upon termination of the grantee’s employment for any reason (including death).

2.4.2.      If a grantee’s employment terminates for any reason other than death or dismissal for cause, the grantee may exercise any outstanding option or stock appreciation right on the following terms and conditions:  (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of employment termination; and (b) exercise must occur within three months after employment terminates, except that the three-month period shall be increased to one year if the termination is by reason of disability, but in no event after the expiration date of the award as set forth in the Plan Agreement.  In the case of an incentive stock option, the term “disability” for purposes of the preceding sentence shall have the meaning given to it by section 422(c)(7) of the Code.

2.4.3.      If a grantee dies while employed by the Company or any subsidiary, or after employment termination but during the period in which the grantee’s awards are exercisable pursuant to Section 2.4.2, any outstanding option shall be exercisable on the following terms and conditions:  (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death; and (b) exercise must occur by the earlier of the first anniversary of the grantee’s death or the expiration date of the award.  Any such exercise of an award following a grantee’s death shall be made only by the grantee’s executor or administrator, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition.  If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Plan Agreement which would have applied to the grantee including, without limitation, the provisions of Sections 3.2 and 3.7 hereof.

ARTICLE III

MISCELLANEOUS

3.1.         Amendment of the Plan: Modification of Awards

3.1.1.      The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).  For purposes of this Section 3.1, any action of the Board or the Committee that alters or affects the tax treatment of any award shall not be considered to materially impair any rights of any grantee.

3.1.2.      Shareholder approval shall be required with respect to any amendment which:  (a) increases the aggregate number of shares which may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options; or (b) materially increases the benefits under the Plan to persons whose transactions in Common Stock are subject to Section 16(b) of the 1934 Act, materially increases the number of shares which may be issued to such persons, or materially modifies the eligibility requirements affecting such persons.

3.1.3.      The Committee may amend any outstanding Plan Agreement, including, without limitation, by amendment which would (a) accelerate the time or times at which the award becomes unrestricted, or (b) waive or amend any goals, restrictions or conditions set forth in the Agreement, or (c) extend the scheduled expiration date of the award.  However, any such cancellation or amendment that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).

3.2.         Restrictions

3.2.1.      If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.

3.2.2.      The term “Consent” as used herein with respect to any Plan Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3.         Nonassignability

No award or right granted to any person under the Plan or under any Plan Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution. All rights granted under the Plan or any Plan Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.4.         Requirement of Notification of Election Under Section 83(b) of the Code

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

3.5.         Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each Plan Agreement with respect to an incentive stock option shall require the grantee to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

3.6.         Withholding Taxes

Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto.  With the approval of the Committee, which it shall have sole discretion to grant, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld.  Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined (the “Tax Date”).  Fractional share amounts shall be settled in cash.  Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.  To the extent required for such a withholding of stock to qualify for the exemption available under Rule 16b-3, such an election by a grantee whose transactions in Common Stock are subject to Section 16(b) of the 1934 Act shall be: (a) subject to the approval of the Committee in its sole discretion; (b) irrevocable;  (c) made no sooner than six months after the grant of the award with respect to which the election is made; and (d) made at least six months prior to the Tax Date unless such withholding election is in connection with exercise of an option and both the election and the exercise occur prior to the Tax Date in a “window period” of 10 business days beginning on the third day following release of the Company’s quarterly or annual summary statement of sales and earnings.

3.7.         Change in Control

3.7.1.      For purposes of this Section 3.7, a “Change In Control” shall be deemed to have occurred upon the happening of any of the following events:  (a) any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the 1934 Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 15% or more of the outstanding shares of Common Stock of the Company; (b) a cash tender or exchange offer for 50% or more of the outstanding shares of Common Stock of the Company is commenced; (c) the shareholders of the Company approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of the assets of the Company; or (d) two or more directors are elected to the Board without having previously been nominated and approved by the members of the Board incumbent on the day immediately preceding such election.

3.7.2.      Upon the happening of a Change in Control:

(a)           to the extent permitted by law, the Committee may, in its sole discretion, amend any Plan Agreement in such manner as it deems appropriate.

3.7.3.      Whenever deemed appropriate by the Committee, any action referred to in Section 3.7.2(a) may be made conditional upon the consummation of the applicable Change in Control transaction.

3.8.         Right of Discharge Reserved

Nothing in the Plan or in any Plan Agreement shall confer upon any grantee the right to continue in the employ of the Company or affect any right which the Company may have to terminate such employment.

3.9.         Nature of Payments

3.9.1.      Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

3.9.2.      All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically provides otherwise.

3.10.       Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive awards under the Plan,  (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6.4.

3.11.       Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12.       Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

3.13.       Effective Date and Term of Plan

3.13.1.      The Plan was adopted by the Board on September 30, 2015, subject to approval by the Company’s shareholders.  All awards under the Plan prior to such shareholder approval are subject in their entirety to such approval.  If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder shall terminate on that date.

3.13.2.      Unless sooner terminated by the Board, the provisions of the Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the Plan by the Board, and no incentive stock option awards shall thereafter be made under the Plan.  All such awards made under the Plan prior to-its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreements.

3.14.       Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.